The Chefs’ Warehouse announces the acquisition of Chef Middle East, investing in the fast-growing GCC region.

RIDGEFIELD, CT, November 1, 2022-- The Chefs' Warehouse, Inc. (NASDAQ:CHEF), a premier distributor of specialty food products in North America, is excited to announce that it has acquired Chef Middle East (CME), a specialty food distributor with operations in the United Arab Emirates, Qatar and Oman, from Gulf Capital, a leading alternative asset management firm in the Gulf and Southeast Asia.

“This is exciting news for The Chefs’ Warehouse, our partners, employees and our new colleagues at Chef Middle East. Similar to our positioning in the US and Canada, CME is the premier provider of specialty food products to the higher-end restaurants, hotels and catering establishments in the region. Their product portfolio mirrors ours in many ways and includes high-quality imported specialty foods, meat and seafood, pastry and bakery goods along with broadline product lines. We thank Gulf Capital for entrusting us to continue the growth of CME into a leading foodservice player” – The Chefs’ Warehouse Chairman & CEO, Christopher Pappas.

The region’s high-end income demographic, coupled with Dubai’s role as a regional tourism and commercial hub, lends itself to the type of customer and service model that The Chefs’ Warehouse (CW) has thrived on for more than 35 years. In addition, many of the CW customers have opened locations in the region and new openings continue to contribute to the growth in the industry. “We are grateful for the support from both PwC and deNovo in getting this transaction over the finish line.”- The Chefs’ Warehouse VP of M&A, Nick Ktorides.

Chef Middle East is led by a strong, seasoned management team with multiple years of experience in the global food distribution space. As per Steve Pyle, Chef Middle East CEO, “We couldn’t hope for a better home for our valued employees, customers and supply partners that have supported us over so many years. The Chefs’ Warehouse focus on quality and service will preserve the essence of what makes CME an exceptional company, while leveraging technology, infrastructure, and relationships to add more value to our customers and ensure our continued growth.”

As per Chris Pappas, “Combined with the significant organic and acquired growth ahead of us in the US and Canada, the acquisition of Chef Middle East gives us an additional platform from which we can leverage our business expertise. We welcome CME to The Chefs’ Warehouse and look forward to growing together”.

The acquisition of CME is expected to generate between $160 and $180 million in annual net sales and $11- $14 million in EBITDA.

 About The Chefs' Warehouse

The Chefs' Warehouse, Inc. (http://www.chefswarehouse.com) combines exceptional quality and brand building with broadline food service distribution for more than 35 years. With Protein, Specialty, Produce, and Broadline offerings, we service the most discerning chefs in a hybrid approach of convenience and superior quality. We introduce more than 2,000 artisan producers of the world’s finest ingredients from over 40 countries to the finest chefs in the world. We passionately consult, sell, and build relationships with more than 35,000 customers through the most experienced network of over 600 consultive sales associates, best-in-breed technology, rapid service, and support levels that solidify our long-standing ties to both established and up-and-coming premium restaurants.

About Chef Middle East

Chef Middle East (www.chefmiddleeast.com) is the one stop solution for all quality food and beverage requirements, and the partner of choice to deliver memorable culinary experiences to diners. With over 25 years in business, Chef Middle East is the leading distributor of specialty food and beverage products, serving Chefs and culinary, pastry and bar professionals in the Middle East with unparalleled quality ingredients and cutting-edge foodservice kitchen solutions from leading brands around the world. The distributor services more than 3,000 customers from 5-star hotels and world-class dining to international chains and concept restaurants in the UAE, Qatar, and Oman. They also provide the same exceptional quality of service and products to customers in locations such as the Indian Ocean, Africa, CIS. In their continuous quest to elevate the concept of distributorship in the regional foodservice landscape, their team always aims at providing the best quality ingredients with an impeccable service and inimitable culinary support to their customers. As curious connoisseurs, Chef Middle East strive to make every dining experience beyond exceptional.

Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to, the Company’s sensitivity to general economic conditions, including disposable income levels and changes in consumer discretionary spending; the Company’s ability to expand its operations in its existing markets and to penetrate new markets through acquisitions; the Company may not achieve the benefits expected from its acquisitions, which could adversely impact its business and operating results; the Company may have difficulty managing and facilitating its future growth; conditions beyond the Company’s control could materially affect the cost and/or availability of its specialty food products or center-of-the-plate products and/or interrupt its distribution network; the Company’s increased distribution of center-of-the-plate products, like meat, poultry and seafood, involves increased exposure to price volatility experienced by those products; the Company’s business is a low-margin business and its profit margins may be sensitive to inflationary and deflationary pressures;

because the Company’s foodservice distribution operations are concentrated in certain culinary markets, the Company is susceptible to economic and other developments, including adverse weather conditions, in these areas; fuel cost volatility may have a material adverse effect on the Company’s business, financial condition or results of operations; the Company’s ability to raise capital in the future may be limited; the Company may be unable to obtain debt or other financing, including financing necessary to execute on our acquisition strategy, on favorable terms or at all; and the Company’s business operations and future development could be significantly disrupted if it loses key members of its management team. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. A more detailed description of these and other risk factors is contained in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 1, 2019 and other reports filed by the Company with the SEC since that date. The Company is not undertaking to update any information in the foregoing report until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time-to-time update these publicly announced projections, but it is not obligated to do so.

Contact:
Investor Relations
Jim Leddy, CFO, (718) 684-8415